Exhibit 2.23

VIRIDIAN PARTNERS, LLC

VIRIDIAN PARTNERS II, LLC

January 11, 2011

Aveon Holdings I L.P.

Aveon Holdings II L.P.

c/o The Aveon Group L.P.

The America’s Cup Building

30 Doaks Lane

Marblehead, MA 01945

Gentlemen:

Reference is hereby made to that certain (i) Purchase Agreement (as amended or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), dated as of August 4, 2010 and amended on December 2, 2010, by and among Aveon Holdings I L.P., a Delaware limited partnership (“Aveon I”), Viridian Partners, LLC, a Delaware limited liability company (“Viridian Partners”), the individuals set forth on the signature page thereto as the “Sellers” and, solely for purposes of the guaranty therein, The Aveon Group L.P., a Delaware limited partnership (“Parent”); and (ii) Letter Agreement Regarding Change in Structure (as amended or otherwise modified from time to time in accordance with its terms, the “Letter Agreement Regarding Change in Structure”), dated as of December 2, 2010, among Aveon I, Viridian Partners, Parent, Vermillion Asset Management, LLC, a Delaware limited liability company (“VAM”), Aveon Holdings II L.P., a Delaware limited partnership (“Aveon II”), Viridian Partners II, LLC, a Delaware limited liability company (“Viridian Partners II”), and the Majority Sellers (collectively, together with the other Sellers, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms as set forth in the Purchase Agreement (as amended hereby). The Purchase Agreement and the Letter Agreement Regarding Change in Structure and all of the documents and/or agreements referenced therein are collectively referred to herein as the “Transaction Documents”.

The purpose of this letter agreement (this “Letter Agreement”) is for the Parties to agree upon certain changes to the Purchase Agreement and other matters. Therefore, we ask that you acknowledge and agree to the following by signing this Letter Agreement where indicated below:

Notwithstanding anything to the contrary set forth in the Transaction Documents, the Parties hereby acknowledge and agree as follows:

1.     The Purchase Agreement is hereby amended as follows: The definition of “Expiration Date” on Exhibit A shall be deleted in its entirety and replaced with the following “ ‘Expiration Date’ means March 31, 2011.”

2.     In consideration of the Sellers’ agreement to further extend the Expiration Date, as such term is defined in the Purchase Agreement, Aveon I and Aveon II hereby agree to the following:

(a)    At the Closing, Aveon II shall pay to the Sellers $500,000 in cash to reimburse the Sellers for legal, accounting and other expenses incurred in connection with the negotiation and execution of the Transaction Documents.

(b)    To the extent the Closing occurs during the period beginning on February 8, 2011 and ending on March 31, 2011, at the Closing, Aveon II shall pay to the Sellers an aggregate amount in cash equal to the product of (i) $100,000, multiplied by (ii) the total number of calendar days which have occurred during the period beginning on February 8, 2011 and ending on such Closing Date (such aggregate amount, the “Additional Amount”). For the avoidance of doubt, for purposes of this Section 2(b), the day upon which the Closing occurs shall be counted as an additional calendar day. For tax purposes, the Additional Amount shall be deemed to be additional Purchase Price paid to the Sellers under the Purchase Agreement.

(c)    For example, if the Closing occurs on February 14, 2011, Aveon II shall pay to the Sellers an aggregate amount equal to $1,200,000 in cash, calculated as follows: (i) $500,000, pursuant to Section 2(a) above, plus (ii) the product of $100,000, multiplied by 7 (representing the total number of calendar days which have occurred from February 8, 2011 through and including February 14, 2011).

(d)    Any payment due to the Sellers pursuant to this Section 2 shall be paid by Aveon II in immediately available funds to a bank account designated by VAM.

3.     Parent, as guarantor of the prompt and full payment, performance and satisfaction of the Purchaser Obligations, including, without limitation, the amounts due to Sellers under this Letter Agreement, hereby ratifies and reaffirms all of its payment and performance obligations of the Aveon I and Aveon II under each of the Purchase Agreement, the Letter Agreement Regarding Change in Structure, this Letter Agreement, the Amended LLC Agreement and the Ancillary Agreements. Parent hereby consents to this Letter Agreement and the amendments to and/or restatements of the Transaction Documents contemplated hereby. Parent acknowledges that each of the Purchase Agreement; the Letter Agreement Regarding Change in Structure; the Letter Agreement Regarding Form of Documents, dated as of August 4, 2010 and amended on December 2, 2010, among the parties thereto; the Letter Agreement Regarding Structure, dated as of August 4, 2010 and amended on December 2, 2010, among the parties thereto (collectively, the “Executed Agreements”), remains in full force and effect and is hereby ratified and reaffirmed. Except as specifically provided hereunder, the execution of this Letter Agreement shall not operate as a waiver of any right, power or remedy of the Sellers, constitute a waiver of any provision of any of the Executed Agreements or serve to effect a novation of the Purchaser Obligations.

4.     All provisions of the Executed Agreements not hereby amended shall remain in full force and effect. This Letter Agreement and each of the Executed Agreements shall be read and construed together as a single instrument. To the extent of any inconsistency between the terms contained in any of the Executed Agreements and this Letter Agreement, the terms contained in this Letter Agreement shall control. This Letter Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to any applicable conflicts of law rules or principles. This Letter Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same instrument.

If the foregoing accurately reflects our agreement with respect to the subject matter hereof, please sign in the appropriate space on the following pages.

Sincerely,

VIRIDIAN PARTNERS, LLC

VIRIDIAN PARTNERS II, LLC

Consented and Agreed to:

AVEON HOLDINGS I L.P.

By:	Aveon Holdings I GP Inc., its general partner

By:	/s/ John J. Hassett
Name:	John J. Hassett
Title:	President and Chief Executive Officer

AVEON HOLDINGS II L.P.

By:	Aveon Holdings II GP L.P.,
its General Partner

By:	Aveon Holdings II GP Management L.L.C.,
its general partner

By:	The Aveon Group L.P.,
its sole member

By:	Aveon Management L.L.C.,
its general partner

By:	/s/ John J. Hassett
Name:	John J. Hassett
Title:	President and Chief Executive Officer

THE AVEON GROUP L.P.

By:	Aveon Management L.L.C., its general partner

By:	/s/ John J. Hassett
Name:	John J. Hassett
Title:	President and Chief Executive Officer

Signature Page to Letter Agreement Regarding

Extension of Expiration Date

VIRIDIAN PARTNERS, LLC

By:	/s/ Christopher Nygaard
Name:	Christopher Nygaard
Title:	Authorized Signatory

VIRIDIAN PARTNERS II, LLC

By:	/s/ Christopher Nygaard
Name:	Christopher Nygaard
Title:	Authorized Signatory

VERMILLION ASSET MANAGEMENT, LLC

By:	/s/ Christopher Nygaard
Name:	Christopher Nygaard
Title:	Authorized Signatory

/s/ Christopher Nygaard

Christopher Nygaard /s/ Andrew Gilbert
Andrew Gilbert /s/ Chris Zuech
Chris Zuech /s/ David Jelinek
David Jelinek /s/ Mark Brockett
Mark Brockett /s/ Keith Kline
Keith Kline

Signature Page to Letter Agreement Regarding

Extension of Expiration Date